FOR IMMEDIATE RELEASE                CONTACT:
                                     Mark Thomas, Chief Financial Officer
                                     (415) 482-2100
                                     www.quadramed.com


         QUADRAMED EXPECTS 2001 PROFIT AND FORECASTS 2002 GROWTH;
                 ANNOUNCES PRODUCT DEVELOPMENT INITIATIVES

              -- Board Also Approves Share Repurchase Plan --

San Rafael, California - Tuesday, June 12, 2001 - Lawrence P. English, Chairman and CEO of QuadraMed Corporation (Nasdaq SmallCap: QMDC), today indicated that he expects the company to attain profitability by the end of 2001 and report between $135 million and $140 million in revenue for the full year, resulting in earnings of between $0.00 and $0.12 per share. For 2002, the company expects revenues to be between $145 million and $155 million, resulting in earnings of between $0.10 and $0.35 per share. Both earnings estimates include the amortization of intangibles. Because of the relatively low number of outstanding shares, a small variation in net income has a significant impact on the earnings per share calculation. The company had not previously announced estimates for either year.

English also stated that QuadraMed had approximately $49 million in cash and investments as of May 31st. In his presentation, Mr. English reviewed the actions taken in the year since becoming CEO, including rationalizing the company's overhead, realigning its operations, and selling non-strategic assets for cash, that led to QuadraMed's positive EBITDA (earnings before interest, taxes, depreciation, and amortization) in the first quarter of 2001.

"QuadraMed has undergone a decisive and rapid turnaround," said Mr. English, who concluded, "With a strong cash position, we are now fully focused on profitable growth."

Development Initiatives for Affinity and Coding Products.

Mr. English also announced that QuadraMed was increasing its sales force and embarking on a product development strategy intended to add new clinical modules to its Affinity(R) product and to improve the overall performance of its Coding, Abstracting, and Compliance products. "We have listened to our customers and they want a practical and affordable approach for delivering technology," said English.

"By creating more clinical functionality for our Affinity product, we will be able to address our customers' growing desire to use technology to improve the quality of the care they deliver and avoid medical errors. Further, because our products easily integrate with those of other vendors and existing hospital legacy systems, our customers can realize the benefits of our products quickly," remarked Mr. English.

As for QuadraMed's Coding, Abstracting, and Compliance products, which automate hospital reimbursement tasks, English stated, "By developing a common platform for our book-based and logic tree Coding, Abstracting, and Compliance products, we will delivery regulatory releases faster with easier installation. With an installed base at over 1000 hospitals, we believe that our development efforts will increase our competitive position and facilitate cross-selling of other products."

In conclusion CEO English stated, "I am convinced that the development priorities outlined today will result in increased product sales and revenue. I am pleased that our hard work in getting to a strong cash position and operating profitability permit us to make these important product investments that will increase revenues."

Stock Repurchase

Mr. English also announced that QuadraMed's Board of Directors had authorized the repurchase of up to 6 million shares of QuadraMed's common stock during the next twelve months on the open market or in negotiated transactions, depending on market conditions and other factors. QuadraMed has approximately 25.7 million shares of common stock outstanding. Share purchases will be funded with cash on hand and repurchased shares will be either cancelled or held in treasury for later reissue.

"The Board of Directors is confident about QuadraMed's future. I asked for this authority so that I would have the flexibility to respond to market conditions and deploy our cash in a manner that will maximize shareholder value. We believe that at some point it may be in the best interests of shareholders to use some of our available case to repurchase our stock at its current undervalued level," Mr. English stated.

                       Review of Remarks and Slides

An audio replay of Mr. English's remarks and those of Mark Thomas, QuadraMed's CFO, can be heard via the internet by first clicking "Investor Relations" and then clicking "Conference Calls/Presentations" on QuadraMed's website www.quadramed.com for the next thirty (30) days. A slide presentation accompanying the remarks can be viewed in the same manner. The audio portion can also be accessed via www.streetfusion.com.

                              About QuadraMed

QuadraMed is a healthcare information technology leader with software, web-enabled solutions, and professional consulting services that enable hospitals and providers to efficiently and effectively manage their delivery of healthcare. QuadraMed has over one hundred products and services facilitating all facets of healthcare information management, including clinical, patient, financial, compliance, and managed care. QuadraMed serves more than half of the U.S. hospitals and supports global healthcare initiatives with a dedicated staff of over 1000 professionals.

For more information about QuadraMed and its products and services, visit our website: http://www.quadramed.com.

             Risks Associated With Forward-Looking Statements

Forward-looking statements that are subject to risks and uncertainties have been made in this press release. These statements are based on the beliefs and assumptions of QuadraMed's management. Forward-looking statements include information concerning possible or assumed actions, events, or results of QuadraMed's operations. These statements are not guarantees of performance. Accordingly, QuadraMed and its management claim safe-harbor for all forward-looking statements under the Private Securities Litigation Reform Act of 1995.

For a listing of risks and uncertainties that could cause QuadraMed's actual results to differ from these forward-looking statements, investors should refer to QuadraMed's annual reports (Form 10-K), quarterly reports (Form 10-Q), and periodic reports (Form 8-K) filed with the U.S. Securities and Exchange Commission. These filings can be accessed through the Investor Relations section of QuadraMed's website, www.quadramed.com. They also may be accessed through the EDGAR Database section of the U.S. Securities and Exchange Commission website, www.sec.gov. QuadraMed's EDGAR Central Index Key Number is 0001018833.


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QuadraMed, the QuadraMed logo, AFFINITY and EZ-CAP are registered trademarks of QuadraMed Corporation. All other trademarks and registered trademarks are the properties of their respective holders.

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